N E W S            R E L E A S E

eFunds Corporation Completes Acquisition of WildCard Systems, Inc.

SCOTTSDALE, Ariz., July 1, 2005 – eFunds Corporation (NYSE: EFD), a leading provider of risk management, electronic payments and global outsourcing solutions announced today that it has completed the acquisition of WildCard Systems, Inc. The acquisition will strengthen the Company’s debit processing platform with a comprehensive prepaid and stored value capability.

“We are excited to welcome WildCard to eFunds,” said Paul F. Walsh, chairman and chief executive officer of eFunds. “From technology synergies and common markets to business cultures and complementary products – this is a solid fit on every level. Our customers can now benefit from an integrated debit and prepaid offering that is already market tested and proven.”

“Since our partnership began last November, we found that the combination of our offerings helps to solve a critical business need of our customers – to simplify their payment environment with an integrated debit and prepaid solution,” commented Larence Park, CEO and co-founder of WildCardSystems. “We are looking forward to working even more closely together to help our customers succeed.”

About eFunds
eFunds Corporation is an industry leader with nearly 30 years of experience and expertise in electronic payments and risk management. eFunds offers electronic funds transfer software and processing, risk management and related outsourcing solutions to financial institutions, electronic funds transfer networks, retailers, telecommunications providers, and government agencies around the world. Committed to providing excellent customer service and award-winning products, eFunds enables its clients to reduce transaction and infrastructure costs, detect potential fraud and enhance relationships with their customers. www.eFunds.com.

Statements made in this release concerning the Company’s or management’s intentions, expectations, or predictions about future results or events are ”forward-looking statements’’ within the meaning of the Private Securities Litigation Reform Act of 1995. Such statements are necessarily subject to risks and uncertainties that could cause actual results to vary from stated expectations, and such variations could be material and adverse. Factors that could result in such a variation include, but are not limited to, the inherent unreliability of earnings and revenue growth predictions due to numerous factors, including many beyond the Company’s control, potential difficulties, delays and unanticipated expenses inherent in the development and marketing of new products and services, competitive factors, the unpredictability of merger and acquisition activity, and the numerous risks and potential additional costs, disruptions and delays associated with the establishment of new business initiatives. Additional information concerning these and other factors that could cause actual results to differ materially from the Company’s current expectations is contained in the Company’s Quarterly Report on Form 10-Q for the period ending March 31, 2005.

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